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                                 EXHIBIT 11

                     FRED MEYER, INC. AND SUBSIDIARIES

                  COMPUTATION OF EARNINGS PER COMMON SHARE

                  (in thousands, except per share amounts)

                                 (unaudited)



                                                    52 Weeks Ended
                                          ----------------------------------
                                          Jan. 29,      Jan. 30,      Feb. 1,
                                             1994          1993         1992
                                          -------       -------      -------

Weighted average number
  of shares outstanding                    25,878        24,874       22,694

Weighted average number                     4,032         4,108        3,985
  of shares under option

Shares assumed to have
  been purchased under the
  treasury stock method                    (1,535)       (1,536)      (1,497)
                                           ------        ------       ------
Weighted average number
  of common and common
  equivalent shares outstanding            28,375        27,446       25,182
                                           ======        ======       ======

Net income before the effect
  of an accounting change                 $70,904       $60,587      $45,227

Effect of an accounting change             (2,588)          ---          ---
                                          -------       -------      -------
Net income (loss)                         $68,316       $60,587      $45,227
                                          =======       =======      =======

Earnings per common share on:

  Net income before the effect
    of an accounting change                 $2.50         $2.21        $1.80

  Effect of an accounting change            (0.09)          ---          ---
                                            -----         -----        -----
Net Income                                  $2.41         $2.21        $1.80
                                            =====         =====        =====
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